Exhibit 10.1

6 Jul, 2010

PRIVATE AND CONFIDENTIAL

Comtech International (Hong Kong) Limited
Room 514, 5/F, Manhattan Centre
8 Kwai Cheong Road
Kwai Chung
N.T.
Hong Kong

Attn: Mr. Allen Wu
          Financial Controller

Dear Allen,

We are pleased to confirm that the following facilities were available to Comtech International (Hong Kong) Limited, Comtech Broadband Corporationn limited, Keen Awards Limited as of 6 Jul, 2010:

Overdraft	USD 1,000,000
Trade Facilities	USD14,000,000*
Total	USD15,000,000

* of which USD5,000,000 is available from April to September, and December of each calendar year.

The facts above are given as at 6 Jul 2010 without any responsibility or liability whatsoever on the part of the Bank or its offficaials for or in respect of any of such facts or any defect in or omission from such facts.

Yours faithfully,
Alan Lam
Relationship Manager
Wholesale Banking
Standard Chartered Bank (Hong Kong) Limited